Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:
Tom Travis, President and CEO,	Brian Dwyer
IBC-San Antonio	KGBTexas Public Relations
(210) 518-2500	(210) 826-8899

Lynne Oakley, Senior Vice President,	Jennifer Minx
IBC — San Antonio	KGBTexas Public Relations
(210) 518-2526	(210) 826-8899

IBC ANNOUNCES HEB INSTORE BANKING AGREEMENT

LAREDO, Texas  (June 7, 2002) — International Bancshares Corporation (Nasdaq:IBOC) announced today  that its lead bank subsidiary, International Bank of Commerce plans to open branches inside of five former Albertson’s locations recently purchased by H-E-B in San Antonio and the Rio Grande Valley area.

“We are excited to announce our agreement with H-E-B to re-open 4 of our former Albertson’s locations in San Antonio and 1 location in Mission, “ stated Tom Travis, President of IBC-San Antonio. “HEB is a leadership company, and we are thrilled to have an opportunity to serve each customer at these locations.  We are pleased to partner with a company who, like us, has deep roots in South Texas and a strong commitment to superior customer service. Both companies also share a strong community service philosophy that will only be strengthened by our new association.”

HEB announced yesterday its plans to purchase nine former Albertson’s locations.  IBC will re-open in four of the San Antonio-area locations — Perrin Beitel Road at Thousand Oaks; Huebner Road and N.W. Military; U.S. Hwy. 281 at Evans Road; and on IH-10 West in Leon Springs.

IBC-San Antonio is a member of International Bancshares Corporation (NASDAQ: IBOC), which is a $6.1 billion, multi-bank financial holding company headquartered in Laredo, Texas.  IBC has over 100 facilities and more than 200 ATM’s serving more than 35 communities including Houston, San Antonio, Corpus Christi, Eagle Pass, the Rio Grande Valley, and the Texas Gulf Coast.

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